EXHIBIT 5

CONSENT OF TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Saxon Asset Securities Trust 2005-1, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

Dated:  January 13, 2005                Deutsche Bank Trust Company Americas

                                                         By: /s/Ronaldo Reyes

                                                                Ronaldo Reyes

                                                     Assistant Vice President